Exhibit 99.1

FOR IMMEDIATE RELEASE:

DRUGMAX COMPLETES PREVIOUSLY ANNOUNCED $51.1 MILLION PRIVATE

PLACEMENTS OF COMMON STOCK AND WARRANTS

Farmington, CT, October 4, 2005 – DrugMax, Inc. (Nasdaq: DMAX), a specialty pharmacy and drug distribution provider, announced today that it completed its previously announced private placement investments of common stock and warrants totaling $51.1 million. Among the institutional investors who participated in the private placements were MedCap Management & Research LLC, Janus Capital Group and Third Point, LLC. Roth Capital Partners, LLC acted as Lead Placement Agent in connection with the transaction.

The Company completed the sale of 41,487,432 shares of its common stock as well as warrants to purchase 20,743,715 of its common stock with an exercise price of $1.09 per share of common stock. In addition, the Company completed the sale of 2,606,000 shares of its common stock as well as warrants to purchase 1,303,000 of its common stock with an exercise price of $1.20 per share of common stock.

The $51.1 million in gross proceeds from the private placement investments, which were first announced on September 27, 2005, will be principally used to redeem 17,000 shares of Series A Preferred Stock valued at $17 million, pay down senior debt and provide the Company with growth capital to expand its base of specialty pharmacies and Worksite Pharmacies SM. In connection with the redemption of the Series A Preferred Stock, the Company issued approximately 500,000 shares of common stock and will pay $17 million for redemption of the original investment. As of October 3, 2005, the Company had 64,712,532 shares of common stock issued and outstanding and no shares of series A convertible preferred stock.

Ed Mercadante, R.Ph., Co-Chairman and Chief Executive Officer of DrugMax, said, “The proceeds from the private placement, along with the expected closing of the recently announced senior credit facility with Wells Fargo Retail Finance, significantly improves DrugMax’s financial strength and provides the Company with the flexibility to take advantage of opportunities to expand its specialty pharmacy and worksite pharmacy business for the benefit of all our shareholders.”

As the Company indicated in its press release of September 27, 2005, with the closing of this transaction, it expects to immediately regain full compliance with the listing requirements of the Nasdaq SmallCap Market.

The private placements were made only to accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The shares of common stock and warrants are being issued to institutional investors, and the shares of common stock issuable upon exercise of the warrants, have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

The Company has entered into a registration rights agreement with the investors to register the resale of the shares of common stock sold in the offering and issuable upon exercise of the warrants. Subject to the terms of the registration rights agreement, the Company is required to file the registration statement with the Securities and Exchange Commission within 30 days of the closing, to use its best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933 (the “Act”) as promptly as possible after the filing thereof, and to use its best efforts to keep the registration statement continuously effective under the Act until all the registrable securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k).

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and drug distribution provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug distribution platform through its drug distribution and specialty pharmacy operations. DrugMax operates two drug distribution facilities, under the Valley Drug Company and Valley Drug South names, and 77 specialty pharmacies in 13 states under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, independent pharmacies, physicians, clinics, long- term care and assisted living centers. More information about DrugMax can be found at http://www.drugmax.com. The Company’s online product offering can be found at http://www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding (a) DrugMax’s financing plans, including the closing of the new Wells Fargo facility and (b) DrugMax’s belief that it will regain compliance with the NASDAQ listing requirements. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management’s ability to close the new credit facility, as well as its ability to integrate DrugMax and Familymeds and to increase sales to target physician groups. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in DrugMax’s Form 10-K for the year ended January 1, 2005 filed with the U.S. Securities and Exchange Commission. DrugMax disclaims any intention or obligation to update or revise forward- looking statements, whether as a result of new information, future events or otherwise.

Contact:

DrugMax, Inc. (Nasdaq: DMAX)

Leon Berman, The IGB Group

212-477-8438

Bhavin Shah, The IGB Group

212-477-8439

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